                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                            --------------------


                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

                                July 31, 1997
                               Date of Report
                      (Date of earliest event reported)

                        NASHVILLE COUNTRY CLUB, INC.
           (Exact name of registrant as specified in its charter)

        Tennessee                    0-22582                 62-1535897
(State or other jurisdiction       (Commission             (IRS Employer
     of incorporation)             File Number)          Identification No.)

                          402 Heritage Plantation Way
                           Hickory Valley, Tennessee
                    (Address of principal executive offices)

                                     38042
                                   (Zip Code)

                                 (901) 764-2300
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On July 31, 1997, Nashville Country Club, Inc. (the "Company") acquired a fifty-one percent interest in a group of affiliated entertainment companies (collectively, the "Avalon West Coast Companies"). The Avalon West Coast Companies include New Avalon, Inc., a California corporation, TBA Media, Inc., a California corporation, Eric/Chandler, Ltd., Inc., a Texas corporation, Eric Chandler Merchandising, Inc., a California corporation, West Coast Amphitheater Corp., a California corporation, and Irvine Meadows Amphitheater, a California general partnership ("IMA Partners"). The acquisition of the interests in the Avalon West Coast Companies was consummated pursuant to a Purchase Agreement among the Company, AWC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, the Robert E. Geddes Family Trust (the "Geddes Trust"), the Miserendino Family Trust (the "Miserendino Trust"), Brian F. Murphy ("Murphy") and Audrey & Jane, Inc., a California corporation ("A&J" and collectively with the Geddes Trust, the Miserendino Trust and Murphy, the "Sellers").

         Pursuant to the Purchase Agreement, the Company delivered to the Sellers a total of $7,000,000 in cash. The source of the cash consideration was a portion of the proceeds from the Company's contemporaneous registered direct offering of common stock (the "Offering"). The Purchase Agreement also provides for the potential issuance of a number of shares of the Company's common stock to be determined by the financial performance of the Avalon West Coast Companies for the years 1996, 1997 and 1998.

         Pursuant to the Offering, the Company issued 2,600,000 shares of its common stock, no par value. Proceeds from the offering were approximately $9,100,000.

         Prior to the acquisition, Robert E. Geddes ("Geddes") and Thomas Miserendino ("Miserendino") were appointed to the Board of Directors of the Company in connection with the acquisition of Avalon Entertainment Group, Inc. in April 1997. In connection with the Purchase Agreement, Geddes and Miserendino terminated consulting agreements with the Company and entered into employment agreements with the Company.

         The Avalon West Coast Companies generally hold and produce concerts, coordinate advertising and sponsorships for concerts, and manage merchandising for concerts and sporting events. IMA Partners owns and, through a joint venture, operates the Irvine Meadows Amphitheater in Orange County, California.

         The foregoing description of the terms of the acquisition does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement relating to the acquisition, a copy of which is attached hereto and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

         Filed herewith as a part of this report are the audited combined financial statements and related notes of the Avalon West Coast Companies, and the separate financial statements of IMA Partners, for the years ended December 31, 1995 and December 31, 1996, and as of December 31, 1996, and unaudited combined financial statements of the Avalon West Coast Companies for the three month periods ended March 31, 1996 and 1997, and as of March 31, 1997.

(b)      RESTATED AND PRO FORMA FINANCIAL INFORMATION.

         Filed herewith as a part of this report is the pro forma financial information required by Article 11 of Regulation S-X including:

                 Unaudited Pro Forma Consolidated Balance Sheet of the Company as of March 31, 1997 and related Notes.

                 Unaudited Pro Forma Consolidated Statement of Operations of the Company for the year ended December 31, 1996 and related Notes.

                 Unaudited Pro Forma Consolidated Statement of Operations of the Company for the three months ended March 31, 1997 and related Notes.

(c)      EXHIBITS.

         2.1 Purchase Agreement, dated as of July 31, 1997, among Nashville Country Club, Inc., AWC Acquisition Corp., Inc., the Robert E. Geddes Family Trust, the Miserendino Family Trust, Brian F. Murphy and Audrey & Jane, Inc.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      NASHVILLE COUNTRY CLUB, INC.



Date: August 12, 1997                 By: /s/ Thomas J. Weaver III
                                         --------------------------------
                                         Thomas J. Weaver III
                                         Chief Executive Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Avalon West Coast:

     We have audited the accompanying combined balance sheet of Avalon West Coast (an affiliated group of one Texas and three California corporations) as of December 31, 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of Avalon West Coast's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Avalon West Coast as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Los Angeles, California
May 9, 1997

                               AVALON WEST COAST

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,      MARCH 31,
                                                                         1996            1997
                                                                     ------------      ---------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash.............................................................   $  478,197      $   500,177
  Accounts receivable..............................................      368,060          244,275
  Prepaid expenses.................................................      135,454           92,495
  Notes receivable.................................................       52,500           14,400
  Loans to related parties.........................................        5,088               --
                                                                     ------------     -----------
          Total current assets.....................................    1,039,299          851,347
                                                                     ------------     -----------
PROPERTY AND EQUIPMENT, at cost:
  Furniture and fixtures...........................................      228,831          229,368
  Computer and other equipment.....................................       94,618           94,618
  Leasehold improvements...........................................       16,548           16,548
                                                                     ------------     -----------
                                                                         339,997          340,534
  Less -- accumulated depreciation and amortization................      (81,353)         (98,352)
                                                                     ------------     -----------
                                                                         258,644          242,182
                                                                     ------------     -----------

INVESTMENT IN IRVINE MEADOWS AMPHITHEATER..........................    1,030,845          909,220
                                                                     ------------     -----------

DEPOSITS AND OTHER ASSETS..........................................      126,063          126,063
                                                                     ------------     -----------
          Total assets.............................................   $2,454,851      $ 2,128,812
                                                                      ==========        =========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit...................................................   $  175,000      $   275,000
  Accounts payable.................................................      614,445          193,835
  Accrued expenses and other.......................................      477,767          324,593
  Advance ticket receipts..........................................      169,306          570,228
  Current portion of loans from stockholders.......................      240,000          240,000
  Loans from related parties.......................................           --           92,876
                                                                     ------------     -----------
          Total current liabilities................................    1,676,518        1,696,532

LOANS FROM STOCKHOLDERS, net of current portion....................      134,000           74,000
                                                                     ------------     -----------
          Total liabilities........................................    1,810,518        1,770,532
                                                                     ------------     -----------

COMMITMENTS

STOCKHOLDERS' EQUITY:
  Common stock.....................................................       18,500           18,500
  Retained earnings................................................      625,833          339,780
                                                                     ------------     -----------
          Total stockholders' equity...............................      644,333          358,280
                                                                     ------------     -----------
          Total liabilities and stockholders' equity...............   $2,454,851      $ 2,128,812
                                                                      ==========      ===========

 The accompanying notes are an integral part of these combined balance sheets.

                               AVALON WEST COAST

                       COMBINED STATEMENTS OF OPERATIONS

                                                    YEARS ENDED              THREE MONTHS ENDED
                                                    DECEMBER 31,                  MARCH 31,
                                             --------------------------    -----------------------
                                                1995           1996           1996         1997
                                             -----------    -----------    ----------    ---------
                                                                                 (UNAUDITED)
REVENUES...................................  $16,470,709    $18,011,481    $1,869,307    $ 598,957
COSTS OF REVENUES..........................   14,525,673     15,665,720     1,568,185      362,721
                                             -----------    -----------    ----------    ---------
                                               1,945,036      2,345,761       301,122      236,236
OPERATING EXPENSES:
  General and administrative expenses......    2,394,916      2,065,631       428,136      382,573
  Selling and marketing expenses...........       44,599         56,810        14,873       21,159
                                             -----------    -----------    ----------    ---------
  (Loss) income from operations............     (494,479)       223,320      (141,887)    (167,496)
OTHER INCOME (EXPENSE):
  Equity income (loss) from investments....       38,699         11,912      (101,883)    (121,625)
  Interest expense, net....................     (109,266)      (111,491)      (28,792)     (11,943)
  Consulting income........................       14,543         67,641         5,479       15,811
  Fire insurance gain, net of expenses.....      429,342             --            --           --
                                             -----------    -----------    ----------    ---------
  (Loss) income before provision for income
     taxes.................................     (121,161)       191,382      (267,083)    (285,253)
(BENEFIT) PROVISION FOR TAXES..............       (3,846)        10,725           800          800
                                             -----------    -----------    ----------    ---------
NET (LOSS) INCOME..........................  $  (117,315)   $   180,657    $ (267,883)   $(286,053)
                                              ==========     ==========     =========    =========

   The accompanying notes are an integral part of these combined statements.

                               AVALON WEST COAST

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
          AND THE THREE MONTH PERIOD ENDED MARCH 31, 1997 (UNAUDITED)

                                    COMMON STOCK (NOTES 1 AND 3)                              TOTAL
                           ----------------------------------------------    RETAINED     STOCKHOLDERS'
                             AVA       ECL       TBA      ECM      TOTAL     EARNINGS        EQUITY
                           -------    ------    ------    ----    -------    ---------    -------------
BALANCES, December 31,
  1994...................  $12,500    $1,000    $5,000    $ --    $18,500    $ 562,491      $ 580,991
  Net loss...............       --        --        --      --         --     (117,315)      (117,315)
                           -------    ------    ------    ----    -------    ---------    -------------
BALANCES, December 31,
  1995...................   12,500     1,000     5,000      --     18,500      445,176        463,676
  Net income.............       --        --        --      --         --      180,657        180,657
                           -------    ------    ------    ----    -------    ---------    -------------
BALANCES, December 31,
  1996...................   12,500     1,000     5,000      --     18,500      625,833        644,333
  Net loss (unaudited)...       --        --        --      --         --     (286,053)      (286,053)
                           -------    ------    ------    ----    -------    ---------    -------------
BALANCES, March 31, 1997
  (unaudited)............  $12,500    $1,000    $5,000    $ --    $18,500    $ 339,780      $ 358,280
                           =======    ======    ======    =====   =======    =========     ==========

   The accompanying notes are an integral part of these combined statements.

                               AVALON WEST COAST

                       COMBINED STATEMENTS OF CASH FLOWS

                                                      YEARS ENDED            THREE MONTHS ENDED
                                                     DECEMBER 31,                MARCH 31,
                                                -----------------------    ----------------------
                                                  1995          1996         1996         1997
                                                ---------    ----------    ---------    ---------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income............................ $(117,315)   $  180,657    $(267,883)   $(286,053)
  Adjustments to reconcile net (loss) income to
     net cash provided by (used in) operating
     activities --
     Depreciation and amortization.............    17,649        65,451       16,362       16,999
     Fire insurance gain.......................  (591,422)           --           --           --
     Provision for doubtful accounts...........   217,080       195,082       42,616           --
     Equity in loss (income) from IMA
       Partners................................    21,967       (36,025)      80,624      121,625
     Equity in (income) loss from other
       investments.............................   (60,666)       24,113           --           --
  Changes in assets and liabilities --
     (Increase) decrease in assets --
       Accounts receivable.....................   398,434       379,314      372,527      123,785
       Prepaid expenses........................   277,316       (31,726)     (56,070)      42,959
       Deposits and other assets...............  (335,381)      316,573       16,950           --
       Loans to related parties................   247,824        26,833       14,421        5,088
     Increase (decrease) in liabilities --
       Accounts payable........................   239,545        22,108     (299,510)    (420,610)
       Accrued expenses and other..............   (24,313)      (40,575)     152,927     (153,174)
       Advance ticket receipts.................  (241,401)      (54,566)    (149,383)     400,922
       Loans from related parties..............        --            --       55,232       92,876
                                                ---------    ----------    ---------    ---------
  Net cash provided by (used in) operating
     activities................................    49,317     1,047,239      (21,187)     (55,583)
                                                ---------    ----------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  (Purchases of) proceeds from investments.....   302,255      (293,005)          --           --
  Advances made on notes receivable............        --       (52,500)          --           --
  Payments received on notes receivable........        --            --           --       38,100
  Expenditures for property and equipment......  (219,900)     (124,496)     (87,867)        (537)
  Insurance proceeds from fire gain............   635,287            --           --           --
                                                ---------    ----------    ---------    ---------
     Net cash provided by (used in) investing
       activities..............................   717,642      (470,001)     (87,867)      37,563
                                                ---------    ----------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on debt...................  (204,000)     (487,000)     (34,000)     (60,000)
  Proceeds from line of credit.................        --       310,000      310,000      100,000
  Payments on line of credit...................  (350,000)     (135,000)          --           --
                                                ---------    ----------    ---------    ---------
     Net cash (used in) provided by financing
       activities..............................  (554,000)     (312,000)     276,000       40,000
                                                ---------    ----------    ---------    ---------
NET INCREASE IN CASH...........................   212,959       265,238      166,946       21,980
CASH, beginning of period......................        --       212,959      212,959      478,197
                                                ---------    ----------    ---------    ---------
CASH, end of period............................ $ 212,959    $  478,197    $ 379,905    $ 500,177
                                                =========     =========    =========    =========

   The accompanying notes are an integral part of these combined statements.

                               AVALON WEST COAST

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
            (INCLUDING INFORMATION AS OF MARCH 31, 1997, AND FOR THE
THREE MONTH PERIODS ENDED MARCH 31, 1996 AND MARCH 31, 1997, WHICH IS UNAUDITED)

1. NATURE OF BUSINESS

     Avalon West Coast consists of the combined accounts of New Avalon, Inc. ("Avalon Attractions"), Eric/Chandler Ltd., Inc. ("ECL"), Eric Chandler Merchandising, Inc. ("ECM") and TBA Media, Inc. ("TBA") (collectively, "AWC") and the minority equity investment in Irvine Meadows Amphitheater, a California general partnership ("IMA Partners").

  Ownership and incorporation

     Avalon Attractions, a California corporation, was incorporated on October 21, 1982 and is owned by Robert Geddes, Brian Murphy, and Thomas Miserendino. ECL, a Texas corporation, was incorporated on August 16, 1982 and is owned by Robert Geddes and Thomas Miserendino. ECM, an S corporation, was incorporated on June 5, 1995 and is owned by Robert Geddes and Thomas Miserendino. TBA, a California corporation, was incorporated on March 4, 1983 and is owned by Robert Geddes, Brian Murphy and Thomas Miserendino. Robert Geddes, through Audrey & Jane, Inc., owns a 25% interest in IMA Partners.

  Business operations

     Avalon Attractions signs contracts with talent, venues and advertising organizations relating to concert events held in Southern California. ECL and ECM provide "merchandising operations" consulting services and authors sponsorship contracts with companies interested in promoting their products and/or services at concert events held in Southern California. ECL, historically, has also managed the manufacture and sale of merchandise at stadium concerts and occasionally at other events. TBA primarily advertises concert events promoted by Avalon Attractions. Concert events occur year round with the majority occurring between March and November.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of combination

     The accompanying combined financial statements include the combined accounts of AVA, ECL, ECM, and TBA. The companies are combined because of common ownership. All significant intercompany accounts and transactions have been eliminated. AWC's investment in IMA Partners is accounted for under the equity method. (Note 7)

  Revenue recognition

     AWC recognizes revenues as concert events occur. Expenses are properly matched to the period in which related revenues are recognized.

  Property and Equipment

     Property and equipment are stated at cost and related depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

    Furniture and fixtures...................................  5 years
    Computer and other equipment.............................  3-5 years
    Leasehold improvements...................................  The lesser of 15 years or the remaining term of the lease

                               AVALON WEST COAST

     AWC follows the policy of capitalizing expenditures that materially increase asset lives and charges ordinary maintenance and repairs to operations as incurred.

  Income taxes

     AVA and TBA are taxed as C corporations.

     ECL and ECM have elected to be taxed as S corporations under provisions of the Internal Revenue Code. As long as ECL continues to qualify for S corporation tax treatment, no federal income taxes are payable. Accordingly, there is no provision for federal income taxes reflected in the accompanying combined financial statements. California has conformed to the federal provisions recognizing S corporations and requires a tax of 1.5 percent of income for an S corporation at the entity level. The proposed sale of the majority interest in the combined companies discussed in Note 9 will automatically terminate the S corporation elections.

     Deferred income taxes are provided for the tax effect of temporary differences in the recognition of income and expenses for financial reporting and tax purposes.

  Statements of cash flows

     AWC prepares its statements of cash flows using the indirect method as defined under Statement of Financial Accounting Standards No. 95. Supplemental cash flow disclosures are as follows:

                                                              DECEMBER 31,
                                                           -------------------     MARCH 31,
                                                             1995       1996         1997
                                                           --------    -------    -----------
                                                                                  (UNAUDITED)
    Cash paid during the period for:
      Income taxes.......................................  $ 10,678    $ 2,400      $    --
                                                           ========    =======    =========
      Interest...........................................  $151,907    $95,267      $13,653
                                                           ========    =======    =========

  Payments to stockholders

     AWC has made payments to its stockholders, who are all employees of AWC, based in part on the profitability of AWC and availability of cash. These payments can cause significant variations in the results as they are included in cost of revenues and general and administrative expenses in the period paid. These payments totaled $320,000 and $1,233,000 for the years ended December 31, 1995 and 1996, respectively, and $30,000 and $30,000 for the three month periods ended March 31, 1996 and 1997, respectively.

  Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited quarterly information

     Information with respect to the three month periods ended March 31, 1996 and 1997, and as of March 31, 1997 included in these combined financial statements and notes thereto, is unaudited; however, in the opinion of AWC's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the combined financial position and results of operations of AWC for such period have been included.

                               AVALON WEST COAST

3. COMMON STOCK

     The combined entities have one class of voting common stock. The number of shares issued and outstanding summarized in the following table remained consistent between 1995 and 1996.

                                                                 ISSUED AND
                           ENTITY                  AUTHORIZED    OUTSTANDING    PAR VALUE
            -------------------------------------  ----------    -----------    ---------
            AVA..................................    100,000        12,500        No par
            ECL..................................    100,000         1,000       $   .01
            ECM..................................    100,000         3,000        No par
            TBA..................................     50,000        12,500        No par
                                                   ----------    -----------
                      Total......................    350,000        29,000
                                                    ========     =========

4. COMMITMENTS

     AWC leases one facility under an 80 month lease agreement ending June 30, 2002. Rent expense under operating leases was $109,000 and $151,000 for the years ended December 31, 1995 and 1996, respectively. The minimum lease commitments as of December 31, 1996 are as follows:

            1997......................................................  $164,000
            1998......................................................   165,000
            1999......................................................   165,000
            2000......................................................   165,000
            2001......................................................   165,000
            Thereafter................................................    83,000
                                                                        --------
                                                                        $907,000
                                                                        ========

5. RELATED PARTIES

     AWC is affiliated, through common ownership, with several companies involved in the music and entertainment industries. The following represents a summary of activity with these affiliates.

     As of December 31, 1995 and 1996, AWC had loans from stockholders of $861,000 and $374,000, bearing interest at 11.5% and 11.25%, and loans to related parties of $14,421 and $5,088, respectively. AWC also had a $52,500 note receivable from a stockholder at December 31, 1996. In 1995 and 1996, Audrey & Jane, Inc., received management fees of $140,000 and $143,100 from IMA Partners. Eric Chandler Merchandising Partners ("ECMP"), an affiliate established in 1996 to coordinate merchandising at the 1996 Atlanta Summer Olympics, utilized the services of AWC beginning in 1996. ECMP paid $531,000 to AWC in connection with the services provided. AWC, also a 40% owner of ECMP, reported a loss in 1995 and income in 1996 of approximately $316,000 and $830,000, respectively.

     AWC received from Avalon Entertainment Group, Inc. ("AEG"), an affiliate involved in the entertainment and music industries, $60,000 and $93,000 in 1995 and 1996, respectively, for financial and accounting services and $104,000 in 1996 for assistance with business development. Accounts receivable from AEG for payroll paid on behalf of AEG was approximately $21,000 and $32,000 in 1995 and 1996, respectively. In 1995, AWC received interest income of $15,908 from AEG for interest on a loan with a principal amount of $253,390. All interest and principal payments were received in June 1995.

     In 1995, AWC invested $50,000 in Avalon Entertainment Partners, a California limited liability company. The purpose of the entity was to promote concerts in the San Diego market. AWC, a 50% owner, reported income in 1995 and a loss in 1996 of $60,666 and $24,113, respectively. The entity ceased operations in April 1996.

                               AVALON WEST COAST

6. SIGNIFICANT CONCENTRATIONS

     AVA generated 55% of revenues in 1996 through concert events held at one venue and contracted artists through one major agency, which accounted for 10% of total cost of revenues. In 1995, 30%, 25%, 19% and 11% of AVA's revenues were generated at four venues. A single customer accounted for 34% and 51% of ECL's revenues in 1995 and 1996, respectively. TBA generated 50% and 58% of revenues from AVA in 1995 and 1996, respectively. Two vendors accounted for 23% and 11% of cost of revenues in 1995, and the same two vendors accounted for 22% and 16% of cost of revenues in 1996. All revenues and expenses generated and incurred by ECM in 1996 related to the operations of ECMP.

7. INVESTMENT IN IMA PARTNERS

     IMA Partners owns the Irvine Meadows Amphitheater, a 15,000 seat outdoor facility in Southern California. IMA Partners generates revenue through ticket sales, concessions, parking and service fees and merchandise sales. AWC promotes all concert events held at the facility for a fee specified in contracts signed with the artists and pays IMA Partners a percentage of sponsorship income generated as the facility is used by AWC to perform sponsor related obligations. IMA Partners primarily utilizes Ticketmaster to sell tickets, Service America Corporation to manage concessions and parking, and Events Merchandising to manage merchandise sales. Ticketmaster, Service America Corporation and Events Merchandising are not related parties.

     The investment in IMA Partners is accounted for using the equity method of accounting. Audrey & Jane, Inc.'s share of the IMA Partners' loss in 1995 and income in 1996 was $21,967 and $36,025, respectively. Condensed financial information of IMA Partners is summarized below:

     Condensed Financial Information:

                                                               DECEMBER 31,     MARCH 31,
                                                                   1996          1997
                                                               ------------   ------------
                                                                              (UNAUDITED)
        Current assets.......................................   $  217,970    $   487,876
        Non-current assets...................................    5,220,677      5,463,577
        Current liabilities..................................      898,303      1,930,940
        Non-current liabilities..............................      416,963        383,631
        Partners' capital....................................    4,123,381      3,636,882
        Income for the year -- 1996..........................      144,101
        Loss for the year -- 1995............................      (87,867)
        Loss for the three months ended March 31, 1997.......                    (486,499)

     In April 1997, IMA Partners entered into a joint venture, Western Amphitheater Partners ("WAP"), with Pavilion Partners, a Delaware general partnership. Each partner owns a 50% interest in the revenues and direct show related expenses of WAP, and contributed an irrevocable, exclusive right to use and operate their respective amphitheaters and related assets. Certain facility expenses, as defined in the joint venture agreement, will be recorded separately on each partners' respective books. Pavilion Partners is the sole owner of the Glen Helen Amphitheater, which seats 65,000, located in Devore, California. The purpose of WAP is to improve operational efficiencies at the two amphitheaters. In connection with the venture, Avalon Attractions, for a fee, will carry out booking and logistical production of all events until November 2016, when the venture agreement ends.

8. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT

     In April 1997, Audrey & Jane, Inc. signed a letter of intent to purchase an additional 50% interest in IMA Partners. In June 1997, Audrey & Jane, Inc. then agreed in principle to sell a 51% interest in IMA Partners to Nashville Country Club, Inc. ("NCCI").

                               AVALON WEST COAST

     In June 1997, the stockholders of AWC entered into an agreement to sell a 51% controlling interest in all entities to NCCI, a public company involved in the development, ownership and operations of restaurants, hotels and other entertainment related business assets.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Irvine Meadows Amphitheater:

     We have audited the accompanying balance sheet of Irvine Meadows Amphitheater (a California general partnership) as of December 31, 1996, and the related statements of operations, partners' capital and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of Irvine Meadows Amphitheater's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Irvine Meadows Amphitheater as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Los Angeles, California
May 9, 1997

                          IRVINE MEADOWS AMPHITHEATER

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.....................................................  $   180,237
  Accounts receivable...........................................................       13,214
  Prepaid expenses..............................................................       24,519
                                                                                  -----------
          Total current assets..................................................      217,970
                                                                                  -----------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements........................................................   10,396,874
  Capitalized lease equipment...................................................      458,941
                                                                                  -----------
                                                                                   10,855,815
  Less -- accumulated depreciation and amortization.............................   (5,635,138)
                                                                                  -----------
                                                                                    5,220,677
                                                                                  -----------
          Total assets..........................................................  $ 5,438,647
                                                                                   ==========

                              LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable..............................................................  $   254,790
  Accrued expenses and other....................................................      230,479
  Season tickets and deferred income............................................      107,950
  Loans from related parties....................................................        5,088
  Loan from partners............................................................      200,000
  Current portion of capital lease obligation...................................       99,996
                                                                                  -----------
          Total current liabilities.............................................      898,303
CAPITAL LEASE OBLIGATION, net of current portion................................      416,963
                                                                                  -----------
          Total liabilities.....................................................    1,315,266

COMMITMENTS

PARTNERS' CAPITAL...............................................................    4,123,381
                                                                                  -----------
          Total liabilities and partners' capital...............................  $ 5,438,647
                                                                                   ==========

       The accompanying notes are an integral part of this balance sheet.

                          IRVINE MEADOWS AMPHITHEATER

                            STATEMENTS OF OPERATIONS

                                                                      YEARS ENDED DECEMBER 31,
                                                                     --------------------------
                                                                        1995           1996
                                                                     ----------     -----------
REVENUES...........................................................  $9,722,368     $10,306,418
COST OF REVENUES...................................................   7,270,122       7,603,947
OPERATING EXPENSES:
  General and administrative expenses..............................   2,142,713       2,153,556
  Selling and marketing expenses...................................      27,677          61,437
  Depreciation and amortization....................................     301,623         305,648
                                                                     ----------     -----------
     (Loss) income from operations.................................     (19,767)        181,830
INTEREST EXPENSE, net..............................................      68,100          37,729
                                                                     ----------     -----------
NET (LOSS) INCOME..................................................  $  (87,867)    $   144,101
                                                                      =========      ==========

        The accompanying notes are an integral part of these statements.

                          IRVINE MEADOWS AMPHITHEATER

                        STATEMENTS OF PARTNERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                        PARTNERS (NOTE 1)
                                           -------------------------------------------
                                                                               IMA           TOTAL
                                            AUDREY &         SHELLI         INVESTMENT     PARTNERS'
                                           JANE, INC.     MEADOWS, INC.       CORP.         CAPITAL
                                           ----------     -------------     ----------     ----------
BALANCES, December 31, 1994..............  $1,016,787      $ 1,016,787      $2,033,573     $4,067,147
  Net loss...............................     (21,967)         (21,967)        (43,933)       (87,867)
                                           ----------     -------------     ----------     ----------
BALANCES, December 31, 1995..............     994,820          994,820       1,989,640      3,979,280
  Net income.............................      36,025           36,025          72,051        144,101
                                           ----------     -------------     ----------     ----------
BALANCES, December 31, 1996..............  $1,030,845      $ 1,030,845      $2,061,691     $4,123,381
                                            =========       ==========       =========      =========

        The accompanying notes are an integral part of these statements.

                          IRVINE MEADOWS AMPHITHEATER

                            STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                                     -------------------------
                                                                       1995            1996
                                                                     ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income................................................  $ (87,867)      $ 144,101
  Adjustments to reconcile net (loss) income to net cash provided by operating activities --
     Depreciation and amortization.................................    301,623         305,648
     Changes in assets and liabilities --
       (Increase) decrease in assets --
          Accounts receivable......................................   (101,912)         54,579
          Prepaid expenses.........................................     22,407          (9,456)
          Deposits and other assets................................      1,312              --
       Increase (decrease) in liabilities --
          Accounts payable.........................................    108,999          97,112
          Accrued expenses and other...............................     92,333        (175,394)
          Season tickets and deferred income.......................    (43,175)        (98,935)
          Loans from related parties...............................   (265,324)         (9,333)
                                                                     ---------       ---------
            Net cash provided by operating activities..............     28,396         308,322
                                                                     ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES;
  Expenditures for property and equipment..........................    (10,037)        (65,654)
                                                                     ---------       ---------
            Net cash used in investing activities..................    (10,037)        (65,654)
                                                                     ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligation.............................    (99,996)        (99,996)
  Proceeds from debt...............................................         --         200,000
  Proceeds from line of credit.....................................    990,000         170,000
  Payments on line of credit.......................................   (925,000)       (360,000)
                                                                     ---------       ---------
            Net cash used in financing activities..................    (34,996)        (89,996)
                                                                     ---------       ---------

NET DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS...............    (16,637)        152,672

CASH AND CASH EQUIVALENTS, beginning of year.......................     44,202          27,565
                                                                     ---------       ---------

CASH AND CASH EQUIVALENTS, end of year.............................  $  27,565       $ 180,237
                                                                     =========       =========

        The accompanying notes are an integral part of these statements.

                          IRVINE MEADOWS AMPHITHEATER

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. NATURE OF BUSINESS

     Irvine Meadows Amphitheater, a California general partnership ("IMA Partners"), was formed on January 1, 1981. IMA Partners is owned 50% by IMA Investment Corp., 25% by Shelli Meadows, Inc., and 25% by Audrey & Jane, Inc.

     IMA Partners owns the Irvine Meadows Amphitheater (the "IMA"), a 15,000 seat outdoor facility in Irvine, California. IMA Partners generates revenue through ticket sales, concessions, parking and service fees and merchandise sales. Affiliates of IMA Partners promote all concert events held at the facility for a fee specified in contracts signed with the artists and also pay IMA Partners a percentage of sponsorship income generated as the facility is used by the affiliated companies to fulfill sponsor related obligations.

2. SIGNIFICANT ACCOUNTING POLICIES

  Revenue recognition

     IMA Partners recognizes revenues as concert events occur. Expenses are properly matched to the period in which related revenues are recognized.

  Property and equipment

     Property and equipment are recorded at cost and related depreciation and amortization is provided using the straight-line method over the following useful lives:

    Leasehold improvements..................................  The lesser of 5-35 years or the remaining term of the lease
    Capitalized lease equipment.............................  15 years

     IMA Partners follows the policy of capitalizing expenditures that materially increase asset lives and charges ordinary maintenance and repairs to operations as incurred.

  Statements of cash flows

     IMA Partners has a cash management program that invests excess cash in money market funds. Cash balances not required to meet daily checks clearing the banks are temporarily invested. For purposes of the statements of cash flows, IMA Partners considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

     IMA Partners prepares its statements of cash flows using the indirect method as defined under Statement of Financial Accounting Standards No. 95. Supplemental cash flow disclosures are as follows:

                                                                        1995        1996
                                                                       -------     -------
    Cash paid during the year for:
      Interest.......................................................  $81,389     $60,001
                                                                       =======     =======

  Payments to partners

     IMA Partners has made payments to its partners, one of whom is an employee of IMA Partners, based in part on the profitability of IMA Partners and the availability of cash. These payments can cause significant variations in IMA Partners results of operations as they are included in general and administrative expenses in the period paid. These payments totaled $280,000 and $286,000 for the years ended December 31, 1995 and

                          IRVINE MEADOWS AMPHITHEATER

1996, respectively, and $37,500 and $50,000 for the three month period ended March 31, 1996 and 1997, respectively.

  Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Income taxes

     In accordance with Internal Revenue Service regulations, IMA Partners is not an income tax paying entity. Its income or losses are reported in the tax returns of its partners.

  Impairment of property and equipment

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," which requires IMA Partners to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. IMA Partners has reviewed property and equipment and does not believe they have been impaired as of December 31, 1996.

3. FINANCING ARRANGEMENTS

     IMA Partners utilizes various forms of short-term debt to finance operations. At December 31, 1996 IMA Partners had a $200,000 non-interest bearing note payable to the partners, due in 1997, and a line of credit with a maximum borrowing limit of $500,000 at 9.25% with no outstanding balance, which expires in December 1997. At December 31, 1995, IMA Partners had a line of credit with a maximum borrowing limit of $500,000 and $190,000 outstanding bearing 9.75% interest.

4. COMMITMENTS

     IMA Partners leases the land on which the amphitheater is located and in February 1997, entered into a new 20 year lease agreement ending February 28, 2017. The new lease agreement specifies annual payments of the greater of $700,000, 5% of gross amphitheater sales, or 25% of net cash flow from operations. Rent expense under operating leases was approximately $544,000 and $507,000 for the years ended December 31, 1995 and 1996, respectively. The minimum lease commitments as of December 31, 1996 are as follows:

            1997....................................................  $   608,000
            1998....................................................      700,000
            1999....................................................      700,000
            2000....................................................      700,000
            2001....................................................      700,000
            Thereafter..............................................   10,617,000
                                                                      -----------
                                                                      $14,025,000
                                                                       ==========

                          IRVINE MEADOWS AMPHITHEATER

5. RELATED PARTIES

     IMA Partners is affiliated, through common ownership with Robert Geddes, with several companies involved in the music and entertainment industries. The following represents a summary of activity with these affiliates.

     As of December 31, 1995 and 1996, IMA Partners had loans from related parties, consisting mainly of short-term payables, of $14,421 and $5,088, respectively. In 1995 and 1996, Audrey & Jane, Inc., received management fees of $140,000 and $143,100 from IMA Partners. IMA Partners received $257,000 and $325,000 in sponsorship income from Eric/Chandler Ltd., Inc. in 1995 and 1996, respectively.

6. SIGNIFICANT CONCENTRATIONS

     IMA Partners primarily utilizes Ticketmaster to sell tickets, Service America Corporation to manage concessions and parking, and Events Merchandising to manage merchandise sales. Ticketmaster, Service America Corporation and Events Merchandising are not related parties. IMA Partners has multi-year contracts with these companies to provide services at Irvine Meadows Amphitheater.

7. WESTERN AMPHITHEATER PARTNERS

     In April 1997, IMA Partners entered into a joint venture, Western Amphitheater Partners ("WAP"), with Pavilion Partners, a Delaware general partnership. Each partner owns a 50% interest in the revenues and direct show related expenses of WAP and contributed an irrevocable, exclusive right to use and operate their respective amphitheaters and related assets. Certain facility expenses, as defined in the joint venture agreement, will be recorded separately on each partners' respective books. Pavilion Partners is the sole owner of the Glen Helen Amphitheater, which seats 65,000, located in Devore, California. The purpose of WAP is to improve operational efficiencies at the two amphitheaters. In connection with the venture, an affiliate, for a fee, will carry out booking and logistical production of all events until November 2016, when the venture agreement ends.

8. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT

     In April 1997, Audrey & Jane, Inc. signed a letter of intent to purchase IMA Investment Corp.'s 50-percent interest in IMA Partners. In June 1997, Audrey & Jane, Inc. then agreed in principle to sell a 51-percent interest in IMA Partners to Nashville Country Club, Inc. ("NCCI") in conjunction with NCCI's acquisition of certain other affiliated companies. NCCI is a public company involved in the development, ownership and operations of restaurants, hotels and other entertainment related business assets.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma consolidated financial data (the "Pro Forma Financial Data") of the Company has been prepared utilizing the historical Financial Statements and related notes thereto of each of the Company and AEG not included herein, AWC and IMA Partners appearing elsewhere herein and the unaudited financial statements of the Village at Breckenridge Resort (the "Breckenridge Resort") for the period from January 1, 1996 to April 29, 1996 not included herein. The Pro Forma Financial Data gives pro forma effect to the consummation of the Offering, the acquisition of AEG and the acquisition of a fifty one percent (51%) interest in AWC (the "Acquisitions") as if they had occurred on March 31, 1997 for balance sheet purposes and as of January 1, 1996 and January 1, 1997 for purposes of the pro forma statements of operations and to the consummation of the Breckenridge Resort acquisition (the "Breckenridge Resort Acquisition") as though such transaction had occurred as of April 29, 1996 for balance sheet purposes and as of January 1, 1996 for statement of operations purposes. As a result of the Acquisitions, the Company has reconfigured its financial reporting segments into Entertainment and Resort to separate the operations of its two primary business divisions.

        The Breckenridge Resort Acquisition has been accounted for, and the Acquisitions are being accounted for, under the purchase method of accounting and the Pro Forma Financial Data has been prepared on such basis of accounting utilizing estimates and assumptions as set forth below and in the notes thereto. The Pro Forma Financial Data is presented for informational purposes and is not necessarily indicative of the future financial position or results of operations of the combined businesses that would have resulted had the Breckenridge Resort Acquisition and the Acquisitions been consummated on the dates or as of the periods described above. The purchase price allocations reflected in the Pro Forma Financial Data have been based on preliminary estimates of the respective fair value of assets and liabilities, which may differ from the actual allocations, and are subject to revision. The Pro Forma Financial Data should be read in conjunction with the Financial Statements and the related notes thereto of each of the Company, AEG, AWC and IMA Partners.

                          NASHVILLE COUNTRY CLUB, INC.

              UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA
                              AS OF MARCH 31, 1997
                                 (IN THOUSANDS)

                                                    HISTORICAL
                                            --------------------------    ACQUISITION      OFFERING        PRO FORMA
                                            COMPANY     AEG      AWC      ADJUSTMENTS     ADJUSTMENTS     CONSOLIDATED
                                            -------    -----    ------    -----------     -----------     ------------
                  ASSETS
Cash and cash equivalents.................. $ 2,620    $ 194    $  500      $  (700)(a)     $ 8,000(e)
                                                                             (7,300)(b)
                                                                                285(c)                      $  3,599
Accounts receivable........................   1,235      103       244          (92)(d)                        1,490
Inventories................................     431       --        --                                           431
Prepaid expenses and other current
  assets...................................     135      293       107          203(c)                           738
                                            -------    -----    ------                                    ------------
          Total current assets.............   4,421      590       851                                         6,258
Property and equipment, net................  33,870       59       242        5,464(c)                        39,635
Intangible and other assets................     357      (84)    1,036        7,728(a)
                                                                              5,726(b)
                                                                               (909)(d)                       13,854
                                            -------    -----    ------                                    ------------
          Total assets..................... $38,648    $ 565    $2,129                                      $ 59,747
                                            =======    =====    ======                                     =========
       LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt and current portion of
  long-term debt........................... $ 2,683       --    $  515      $   400(c)
                                                                              2,480(a)                      $  6,078
Accounts payable and accrued liabilities...   3,681    $ 793     1,182        1,531(c)
                                                                                (92)(d)                        7,095
                                            -------    -----    ------                                    ------------
          Total current liabilities........   6,364      793     1,697                                        13,173

Long-term debt:
  Capital lease obligation, net of current
     portion...............................     733       --        --          384(c)                         1,117
  Long-term debt, net of current portion...  17,559       --        74                                        17,633
                                            -------    -----    ------                                    ------------
          Total liabilities................  24,656      793     1,771                                        31,923
Minority interest..........................      --       --        --         (270)(b)
                                                                              1,782(c)                         1,512

Stockholders' equity:
  Preferred stock..........................      10       --        --                                            10
  Stockholders' and partners' capital......  16,770       19        18          (19)(a)
                                                                                (18)(b)
                                                                              4,320(a)        8,000(e)        29,090
  Accumulated (deficit) earnings...........  (2,788)    (247)      340          247(a)
                                                                               (340)(b)                       (2,788)
                                            -------    -----    ------                                    ------------
          Total stockholders' equity.......  13,992     (228)      358                                        26,312
                                            -------    -----    ------                                    ------------
          Total liabilities and
            stockholders' equity........... $38,648    $ 565    $2,129                                      $ 59,747
                                            =======    =====    ======                                     =========

         See notes to unaudited pro forma consolidated financial data.

                 NASHVILLE COUNTRY CLUB, INC. AND SUBSIDIARIES

          NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997

(a) This entry reflects the acquisition (the "AEG Acquisition") of Avalon Entertainment Group Inc. ("AEG") and the related elimination of AEG's historical stockholders' deficit. The AEG Acquisition will result in the net liabilities of AEG being revalued to reflect the purchase price of the transaction. The purchase price of AEG will be calculated as the sum of (i) the fair value of the Company's Common Stock that was issued to the former owners of AEG, (ii) the fair value of notes payable issued by the Company to the former owners of AEG, (iii) the cash payment made to the former owners of AEG, (iv) AEG's net liabilities as of March 31, 1997 and (v) transaction costs. Under the purchase accounting method, the acquisition cost is allocated to the assets and liabilities acquired based on their relative fair values. The Company has not completed any appraisals or other valuation studies, nor has it made a final determination of the useful lives of the assets acquired. Based on the foregoing, the Company has established a purchase price for AEG of approximately $7,728,000. For purposes of the pro forma consolidated financial data, the entire purchase price amount has been allocated to goodwill. Amortization expense in the pro forma consolidated financial data has been calculated assuming an amortization period of 20 years. The Company believes the final allocation of the purchase price (and related amortization period) will not differ materially from the pro forma amounts included herein. The Company expects the final allocation to be completed no later than March 31, 1998.

     The following table summarizes the components of the purchase price:

        Fair value of Common Stock issued................................  $4,320,000
        Fair value of notes payable issued...............................   2,480,000
        Cash payments....................................................     400,000
        Transaction costs................................................     300,000
        AEG's net liabilities at March 31, 1997..........................     228,000
                                                                           ----------
        Purchase price...................................................  $7,728,000
                                                                            =========

          The Merger Agreement relating to the AEG Acquisition (the "Merger Agreement") provides for an adjustment to the purchase price based on AEG's net income before taxes for the year ending December 31, 1997 (the "1997 Pre-Tax Net Income"). In the event AEG's 1997 Pre-Tax Net Income equals or exceeds $1.2 million, the purchase price is not adjusted. In the event that AEG's 1997 Pre-Tax Net Income is less than $1.2 million, the purchase price is adjusted downward in an amount equal to six times the difference between the 1997 Pre-Tax Net Income and $1.2 million. The former owners of AEG may satisfy the adjusted purchase price, if any, by delivering to the Company either cash or shares of Common Stock valued based on the average closing prices of the Common Stock for the 30 trading days ending 5 days prior to the calculation of the 1997 Pre-Tax Net Income. Management does not anticipate that the purchase price will be adjusted materially.

(b) This entry reflects the acquisition of a fifty one percent (51%) interest in AWC ("AWC Acquisition") and the related elimination of AWC's historical stockholders' equity. The AWC Acquisition will result in the net assets of AWC being revalued to reflect the purchase price of the transaction. The purchase price of AWC will be calculated as the sum of (i) the cash payment made to the former owners of AWC and (ii) transaction costs. Under the purchase accounting method, the acquisition cost is allocated to the assets and liabilities acquired based on their relative fair values. In addition, the Company will record a minority interest equal to the 49% of AWC's net assets not acquired by the Company. The Company has not completed any appraisals or other valuation studies, nor has it made a final determination of the useful lives of the assets acquired. The Company's preliminary allocation of the acquisition cost resulted in an excess purchase price over the fair value of the net tangible assets acquired of approximately $5,726,000. For purposes of the pro forma consolidated financial data, this excess has been allocated to goodwill. Amortization expense in the pro forma consolidated financial data has been calculated assuming an amortization period of 20 years. In consideration for the 51% interest in AWC, the Company has agreed to pay an aggregate purchase price

                 NASHVILLE COUNTRY CLUB, INC. AND SUBSIDIARIES

                              AS OF MARCH 31, 1997

    equal to the greater of (i) $7,000,000 or (ii) 51% of the sum of (a) six times the average of EBITDA (as defined elsewhere herein) from the operations of the AWC entities which will own and operate amphitheaters ("AWC's Amphitheater Operations") for the years 1996, 1997 and 1998 (the "Computation Period") and (b) six times the average of the net income before taxes of the remaining business entities constituting AWC ("AWC's Non-amphitheater Operations") for the Computation Period. The Company believes the final allocation of the purchase price (and related amortization period) will not differ materially from the pro forma amounts included herein. The Company expects the final allocation to be completed no later than June 30, 1998.

     The following table summarizes the purchase price in excess of fair value basis:

        Cash payments....................................................  $7,000,000
        Transaction costs................................................     300,000
                                                                           ----------
        Purchase price...................................................   7,300,000
        51% of AWC's net assets at March 31, 1997 after giving effect to
          the consolidation of IMA Partners..............................   1,574,000
                                                                           ----------
        Purchase price in excess of fair value basis.....................  $5,726,000
                                                                            =========

    The Purchase Agreement (the "Purchase Agreement") relating to the AWC Acquisition provides for an aggregate purchase price equal to the greater of
    (i) $7,00,000 or (ii) 51% of the sum of (a) six times the average of EBITDA for AWC's Amphitheater Operations for the Computation Period and (b) six times the average of the net income before taxes of AWC's Non-amphitheater Operations for the Computation Period. To the extent the aggregate purchase price exceeds $7,000,000, the difference will be payable by the Company in shares of Common Stock valued at the average closing price of the Common Stock for each day in the Computation Period. Management does not anticipate that any adjustment in the purchase price would result in the issuance of a material amount of Common Stock.

(c) At March 31, 1997, AWC held a 25% interest in IMA Partners which results in the use of the equity method of accounting for AWC's investment in IMA Partners. Upon completion of the AWC Acquisition, the Company will hold a 51% interest in IMA Partners. As a result, the operations of IMA Partners will be presented using the consolidated method of accounting. This adjustment is presented to show the impact of including all assets, liabilities, partners' capital and minority interest of IMA Partners as if IMA Partners were consolidated.

     The following table provides summary balance sheet data for IMA Partners as of March 31, 1997:

        Current assets...................................................  $  488,000
        Property and equipment...........................................   5,464,000
        Current portion of capital lease obligation......................     400,000
        Other current liabilities........................................   1,531,000
        Capital lease obligation, net of current portion.................     384,000
        Partners' capital................................................   3,637,000

(d) As a result of the consolidation of IMA Partners as discussed in (c) above, the investment in IMA Partners and all related intercompany accounts are eliminated in consolidation.

(e) Reflects the application of the net proceeds of the Company's registered direct offering of common stock (the "Offering").

                          NASHVILLE COUNTRY CLUB, INC.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       BRECKENRIDGE
                                                  HISTORICAL              RESORT
                                          --------------------------   ACQUISITION    ACQUISITION      OFFERING       PRO FORMA
                                          COMPANY    AEG       AWC     ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS(1)   CONSOLIDATED
                                          -------   ------   -------   ------------   -----------   --------------   ------------
Revenues:
  Entertainment.........................  $    --   $5,570   $18,011                    $10,306(f)                     $ 33,887
  Resort................................   10,809       --        --      $9,915(a)                                      20,724
                                          -------   ------   -------                                                 ------------
          Total revenues................   10,809    5,570    18,011                                                     54,611
Operating expenses:
  Entertainment.........................       --    6,013    17,723                       (635)(e)
                                                                                          9,818(f)
                                                                                           (304)(c)
                                                                                           (150)(e)                      32,465
  Resort................................   11,823       --        --       7,368(a)                                      19,191
  Depreciation and amortization.........      599       25        65         225(a)         386(b)
                                                                                            286(d)
                                                                                            306(f)                        1,892
  Corporate expenses....................      347       --        --                                                        347
                                          -------   ------   -------                                                 ------------
          Total operating expenses......   12,769    6,038    17,788                                                     53,895
(Loss) income from operations...........   (1,960)    (468)      223                                                        716
Interest (expense) income, net..........   (1,167)       5      (111)       (595)(a)        (38)(f)
                                                                                           (248)(j)                      (2,154)
Other income, net.......................       --      452        80                        (36)(g)                         496
Minority interest.......................       --       --        --                       (479)(i)
                                                                                            (71)(f)                        (550)
                                          -------   ------   -------                                                 ------------
(Loss) income before taxes..............   (3,127)     (11)      192                                                     (1,492)
Provision for taxes.....................       --        1        11                        (12)(h)                          --
                                          -------   ------   -------                                                 ------------
Net (loss) income.......................  $(3,127)  $  (12)  $   181                                                   $ (1,492)
                                          =======   ======   =======                                                  =========
Net (loss) per share....................                                                                               $   (.19)
                                                                                                                      =========
Weighted average shares outstanding.....                                                                                  8,000
                                                                                                                      =========

---------------

(1) There were no pro forma offering adjustments to the Statement of Operations Data other than the inclusion of the 2,600,000 shares of Common Stock being offered pursuant to the Offering in the weighted average number of shares outstanding for the year ended December 31, 1996.

         See notes to unaudited pro forma consolidated financial data.

                 NASHVILLE COUNTRY CLUB, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

(a) The Breckenridge Resort was acquired on April 29, 1996 and, accordingly, the results of operations of the Breckenridge Resort for the period from January 1, 1996 to April 29, 1996 are not included in the historical consolidated financial statements of the Company for the year ended December 31, 1996. This adjustment is presented to show the impact of including the revenues and expenses of the Breckenridge Resort as if the Breckenridge Resort Acquisition had occurred on January 1, 1996.

(b) The AEG Acquisition results in recording goodwill of approximately $7,728,000. The Company expects to amortize this amount over a period of 20 years. This results in annual amortization of approximately $386,000.

(c) In 1996, AEG paid salaries and made ownership distributions based primarily on the profitability of AEG and the availability of cash to fund such payments. These payments were charged to entertainment expenses. Under the terms of the Merger Agreement, these individuals have been provided with employment/consulting agreements which specifically define salaries, consulting fees and bonuses. The adjustment results from the net change in expense as if the employment/consulting agreements had been in effect in 1996.

(d) The AWC Acquisition results in recording goodwill of approximately $5,726,000. The Company expects to amortize this amount over a period of 20 years. This results in annual amortization of approximately $286,000.

(e) In 1996, AWC paid salaries and made ownership distributions based primarily on the profitability of AWC and the availability of cash to fund such payments. These payments were charged to entertainment expenses. Under the terms of the definitive agreement relating to the AWC Acquisition, these individuals will be provided with employment/consulting agreements which specifically define salaries, consulting fees and bonuses. The adjustment results from the net change in expense as if the employment/consulting agreements had been in effect in 1996.

(f) At March 31, 1997, AWC held a 25% interest in IMA Partners which results in the use of the equity method of accounting for AWC's investment in IMA Partners. Upon completion of the AWC Acquisition, the Company will hold a 51% interest in IMA Partners. As a result, the operations of IMA Partners will be presented using the consolidated method of accounting. This adjustment is presented to show the impact of including all revenues, expenses and minority interest of IMA Partners as if IMA Partners were consolidated.

     In April 1997, IMA Partners entered into a joint venture with Pavilion Partners known as Western Amphitheater Partners ("WAP") for the operation of the IMA and the GHA. Pursuant to the WAP joint venture, IMA Partners will participate in the net operations of WAP.

     The following table provides summary statement of operations data of IMA Partners for the year ended December 31, 1996:

Revenues................................  $10,306,000
Cost of revenues........................    7,604,000
Operating expenses......................    2,214,000
Depreciation and amortization...........      306,000
Interest expense........................       38,000
Net income..............................      144,000

(g) As a result of the consolidation of IMA Partners as discussed in (f) above, the equity income (loss) from IMA Partners is eliminated.

                 NASHVILLE COUNTRY CLUB, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

(h) As a result of the expected utilization of net operating loss carryforwards, the tax provisions have been removed as a pro forma adjustment.

(i) Reflects the 49% minority interest in AWC, after considering the earnings effect of pro forma adjustments discussed in (e) and (h) above.

(j) The Company anticipates repaying the promissory notes issued to the former AEG shareholders (the "AEG Promissory Notes") with proceeds from a new $15 million credit facility (the "Concurrent Financing"). This adjustment reflects pro forma interest expense assuming the AEG Promissory Notes were outstanding as of January 1, 1996 and a 10% interest rate, the contractual interest rate of the AEG Promissory Notes.

                          NASHVILLE COUNTRY CLUB, INC.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       HISTORICAL
                               --------------------------    ACQUISITION       OFFERING        PRO FORMA
                               COMPANY     AEG       AWC     ADJUSTMENTS    ADJUSTMENTS(1)    CONSOLIDATED
                               -------    ------    -----    -----------    --------------    ------------
Revenues:
  Entertainment............... $    --    $1,544    $ 599        $74(e)                         $  2,217
  Resort......................  10,102        --       --                                         10,102
                               -------    ------    -----                                     ------------
          Total revenues......  10,102     1,544      599                                         12,319
Operating expenses:
  Entertainment...............      --     1,555      749        470(e)
                                                                  88(b)
                                                                 120(d)                            2,982
  Resort......................   7,523        --       --                                          7,523
  Depreciation and
     amortization.............     256         6       17         97(a)
                                                                  72(c)
                                                                  77(e)                              525
  Corporate expense...........     133        --       --                                            133
                               -------    ------    -----                                     ------------
          Total operating
            expenses..........   7,912     1,561      766                                         11,163
Income (loss) from
  operations..................   2,190       (17)    (167)                                         1,156
Interest expense, net.........    (411)       --      (12)       (13)(e)
                                                                 (62)(h)                            (498)
Other income, net.............      --         8     (106)       121(f)                               23
Minority interest.............      --        --       --        199(g)
                                                                 238(e)                              437
                               -------    ------    -----                                     ------------
Income (loss) before taxes....   1,779        (9)    (285)                                         1,118
Provision for taxes...........      --        --        1                                              1
                               -------    ------    -----                                     ------------
Net income (loss)............. $ 1,779    $   (9)   $(286)                                      $  1,117
                               =======    ======    =====                                      =========
Net income per share..........                                                                  $    .14
                                                                                               =========
Weighted average shares
  outstanding.................                                                                     8,000
                                                                                               =========

---------------

(1) There were no pro forma offering adjustments to the Statement of Operations Data other than the inclusion of the 2,600,000 shares of Common Stock being offered pursuant to the Offering in the weighted average number of shares outstanding for the three months ended March 31, 1997.

         See notes to unaudited pro forma consolidated financial data.

                 NASHVILLE COUNTRY CLUB, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

(a) The AEG Acquisition results in recording goodwill of approximately $7,728,000. The Company expects to amortize this amount over a period of 20 years. This results in quarterly amortization of approximately $97,000.

(b) For the three months ended March 31, 1997, AEG paid salaries and made ownership distributions based primarily on the profitability of AEG and the availability of cash to fund such payments. These payments were charged to entertainment expenses. Under the terms of the Merger Agreement, these individuals have been provided with employment/consulting agreements which specifically define salaries, consulting fees and bonuses. The adjustment results from the net change in expense as if the employment/consulting agreements had been in effect in the first quarter of 1997.

(c) The AWC Acquisition results in recording goodwill of approximately $5,726,000. The Company expects to amortize this amount over a period of 20 years. This results in quarterly amortization of approximately $72,000.

(d) For the three months ended March 31, 1997, AWC paid salaries and made ownership distributions based primarily on the profitability of AWC and the availability of cash to fund such payments. These payments were charged to entertainment expenses. Under the terms of the definitive agreement relating to the AWC Acquisition, these individuals will be provided with employment/consulting agreements which specifically define salaries, consulting fees and bonuses. The adjustment results from the net change in expense as if the employment/consulting agreements had been in effect in the first quarter 1997.

(e) At March 31, 1997, AWC held a 25% interest in IMA Partners which results in the use of the equity method of accounting for AWC's investment in IMA Partners. Upon completion of the AWC Acquisition, the Company will hold a 51% interest in IMA Partners. As a result, the operations of IMA Partners will be presented using the consolidated method of accounting. This adjustment is presented to show the impact of including all revenues, expenses and minority interest of IMA Partners as if IMA Partners were consolidated.

    In April 1997, IMA Partners entered into the WAP joint venture with Pavilion Partners for the operation of the IMA and GHA. Pursuant to the WAP joint venture, IMA Partners will participate in the net operations of WAP.

    The following table provides summary statement of operations data of IMA Partners for the three months ended March 31, 1997:

        Revenue..........................................................  $  74,000
        Operating expenses...............................................    470,000
        Depreciation and amortization....................................     77,000
        Interest expense.................................................     13,000
        Net loss.........................................................   (486,000)

(f) As a result of the consolidation of IMA Partners as discussed in (e) above, the equity in losses from IMA Partners is eliminated.

(g) Reflects the 49% minority interest in AWC, after considering the earnings effect of pro forma adjustment discussed in (d) above.

(h) The Company anticipates repaying the AEG Promissory Notes with proceeds from the Concurrent Financing. This adjustment reflects pro forma interest expense assuming the AEG Promissory Notes were outstanding as of January 1, 1997 and a 10% interest rate, the contractual interest rate of the AEG Promissory Notes.

                               INDEX TO EXHIBITS

                                                                  Sequentially
   Exhibit                                                          Numbered
   Number                    Description of Document                   Page
   -------                   -----------------------              ------------
    2.1 Purchase Agreement, dated as of July 31, 1997, among Nashville Country Club, Inc., AWC
                Acquisition Corp., Inc., the Robert E. Geddes
                Family Trust, the Miserendino Family Trust, Brian F.
                Murphy and Audrey & Jane, Inc.